Exhibit 99.1

For Immediate Release

Date: April 24, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended March 31, 2007 and
Authorization of a Stock Repurchase Program
PITTSFIELD, MASSACHUSETTS (April 24, 2007): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported net income of $502,000, or $0.05 per diluted share for the quarter ended March 31, 2007, which represents a decrease of $579,000, or 53.6% from net income of $1.1 million in the first quarter of 2006. The decrease in net income is primarily a result of an increase in non-interest expenses as described below. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.10 and $13.80, respectively, at March 31, 2007.
In addition, the Company announced today that its Board of Directors authorized a stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 515,430 shares of the Company’s common stock or approximately 5% of its outstanding common stock. The Company is now seeking confirmation of its authority under Massachusetts laws and regulations to initiate such repurchases. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.
J. Williar Dunlaevy, Chief Executive Officer, commented “We are pleased to report that Legacy continued to produce steady asset growth during the first quarter of 2007. This growth was driven by growth in all of our loan portfolios. Deposits during the quarter were essentially unchanged. We continue to place a heavy emphasis on managing our net interest margin. As with virtually every bank, managing the net interest margin is very challenging in the environment of an inverted yield curve. However, we are pleased to report that in the first quarter our net interest margin increased to 3.17%, up from 3.00% in the fourth quarter of 2006.

This increase was directly attributable to the bond restructuring that was completed in December 2006. Our overall long term strategy continues to be to generate consistent deposit and loan growth that will drive revenue and earnings growth. We continue to be pleased with the loan production from the New York capital district, and overall asset quality continues to be strong.
“At the end of March we had a very successful relocation and opening of our new North Adams office. Initial indications are that this will make a significant contribution to our customer, deposit and loan growth in that market. We have similar expectations for our new Great Barrington North Office which is just opening this week.”
“We also are pleased with the Directors’ decision in March to increase the quarterly dividend by 33% and the more recent decision to apply for regulatory permission to repurchase up to 5% of our stock.”
The Company’s balance sheet increased by $14.3 million, or 1.8%, from $808.3 million at December 31, 2006 to $822.6 million at March 31, 2007. Within the overall asset growth, the gross loan portfolio, excluding loans held for sale, increased by $15.5 million, or 2.7% in the first quarter of 2007. In particular, residential mortgage balances increased by $3.8 million, or 1.2% to $329.2 million, and the commercial real estate and other commercial loans increased $12.6 million, or 6.5% to $206.5 million. The investment portfolio has decreased by $6.6 million, or 3.8% as cash flow from maturing investments was utilized to partially fund both the loan growth as well as the repurchase of common shares as described below. Cash and cash equivalents increased $3.0 million, or 13.9% as of March 31, 2007 as compared to the prior year end due to the receipt of certain money market and other deposits at quarter end.
On the liability side, deposits remained virtually flat for the quarter, decreasing by $218,000, or 0.04%, to $518.0 million as decreases in regular savings and certain money market accounts were offset by an increase in LifePath savings accounts. Advances from the Federal Home Loan Bank of Boston (FHLBB) have increased by $21.3 million or 16.7% as of March 31, 2007 as compared to the end of 2006 due primarily to the Bank taking advantage of some lower cost FHLBB specials to partially fund loan growth. The overall decrease in stockholders’ equity of $5.6 million during the first quarter of 2007 was driven primarily by the repurchase of 412,344 shares of Company stock at an average price of $16.15 per share in order to fund a portion of the 2006 Equity Incentive Plan. Total equity was positively impacted by a contribution of $502,000 from net income, the amortization of unearned compensation as well as a decrease of $120,000 in the unrealized loss on available for sale investment securities. These increases to equity were offset somewhat by the declaration of a dividend of $0.04 per share, or $385,000, during the quarter.
Asset quality remains strong at the close of the first quarter, with non-performing assets as a percentage of total assets at 0.19%. The provision for loan losses increased by $81,000, or 49.4% in the first quarter of 2007 as compared to the same period in 2006. This increase was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as the receipt of loan recoveries in 2006. The allowance for loan losses of total loans at March 31, 2007 stood at 0.81% as compared to 0.80% at December 31, 2006.

The Company’s net interest income decreased $43,000, or 0.7% in the first quarter of 2007 as compared to the same period in 2006. The net interest margin (“NIM”) was 3.17% for the three months ended March 31, 2007. Although this is a decrease of 15 basis points from the first quarter of 2006, it represents an increase of 17 basis points from the fourth quarter of 2006 primarily due to the partial balance sheet restructuring executed by the Bank in December 2006.
Non-interest income for the quarter totaled $1.2 million, an increase of $160,000, or 15.4% compared to the first quarter of 2006 due to increases in portfolio management fees and net gains on the sale of securities. Additionally, customer services fees increased $62,000, or 9.5% mainly as a result of prepayment fees received on certain commercial loans. Operating expenses increased by $936,000, or 17.8% for the first quarter of 2007 as compared to the same period of 2006 primarily in the salaries and benefit categories which increased by $910,000, or 32.1%. Salary and benefit increases related to new branch and lending personnel, as well as amortization expense of $626,000 related to the new stock incentive plan approved by shareholders in November 2006, accounted for most of the 2007 increase. The recent opening of a replacement branch in North Adams, Massachusetts and a new branch in Great Barrington, Massachusetts will serve to increase operating expenses in the near-term. The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of effect of non-core adjustments) increased to 86.2% from 73.9% in the year earlier period primarily due to the increase in operating expenses and pressure on the net interest margin as outlined above.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 9:00 a.m. (Eastern Time) on Wednesday, April 25, 2007. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning April 25, 2007 at 6:00 p.m. (Eastern Time) through May 6, 2007 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #237911 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Cash and due from banks	$9,904	$10,442
Short-term investments	14,758	11,202

Cash and cash equivalents	24,662	21,644

Securities and other investments	169,491	176,132
Loans held for sale	572	—
Loans, net of allowance for loan losses of $4,864 in 2007 and $4,677 in 2006	594,158	578,802
Premises and equipment, net	17,086	15,416
Accrued interest receivable	3,543	3,552
Goodwill, net	3,085	3,085
Net deferred tax asset	4,407	4,474
Bank-owned life insurance	4,445	4,424
Other assets	1,133	789

	$822,582	$808,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$518,030	$518,248
Securities sold under agreements to repurchase	4,432	5,575
Federal Home Loan Bank advances	148,751	127,438
Mortgagors’ escrow accounts	1,149	944
Accrued expenses and other liabilities	5,802	6,116

Total liabilities	678,164	658,321

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at March 31, 2007 and December 31, 2006; 10,242,756 outstanding at March 31, 2007, and 10,308,600 outstanding at December 31, 2006)	103	103
Additional paid-in-capital	100,906	106,094
Unearned Compensation — ESOP	(9,336)	(9,519)
Unearned Compensation — Equity Incentive Plan	(5,106)	(5,375)
Retained earnings	58,980	58,863
Accumulated other comprehensive loss	(49)	(169)
Treasury stock, at cost (65,844 shares at March 31, 2007 and no shares at December 31, 2006)	(1,080)	—

Total stockholders’ equity	144,418	149,997

	$822,582	$808,318

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Interest and dividend income:
Loans	$9,537	$8,513
Securities:
Taxable	2,039	1,763
Tax-Exempt	66	55
Short-term investments	156	80

Total interest and dividend income	11,798	10,411

Interest expense:
Deposits	4,098	2,701
Federal Home Loan Bank advances	1,611	1,575
Other borrowed funds	33	36

Total interest expense	5,742	4,312

Net interest income	6,056	6,099
Provision for loan losses	245	164

Net interest income after provision for loan losses	5,811	5,935

Non-interest income:
Customer service fees	716	654
Portfolio management fees	268	238
Income from bank owned life insurance	21	28
Insurance, annuities and mutual fund fees	47	30
Gain on sales of securities, net	88	40
Gain on sales of loans, net	48	39
Miscellaneous	10	9

Total non-interest income	1,198	1,038

Non-interest expenses:
Salaries and employee benefits	3,745	2,835
Occupancy and equipment	701	667
Data processing	514	481
Professional fees	284	369
Advertising	176	151
Other general and administrative	760	741

Total non-interest expenses	6,180	5,244

Income before income taxes	829	1,729

Provision for income taxes	327	648

Net income	$502	$1,081

Earnings per share
Basic	$0.05	$0.11
Diluted	$0.05	$0.11

Weighted average shares outstanding
Basic	9,564,801	9,539,044
Diluted	9,565,833	9,539,044

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended March 31,
	2007	2006
Financial Highlights:
Net interest income	$6,056	$6,099
Net income	502	1,081
Per share data:
Earnings — basic	0.05	0.11
Earnings — diluted	0.05	0.11
Dividends declared	0.04	0.03
Book value per share — end of period	14.10	14.24
Tangible book value per share — end of period	13.80	13.94

Ratios and Other Information:
Return on average assets	0.25%	0.56%
Return on average equity	1.36%	2.94%
Net interest rate spread (1)	2.35%	2.66%
Net interest margin (2)	3.17%	3.32%
Efficiency ratio (3)	86.2%	73.9%
Average interest-earning assets to average interest-bearing liabilities	127.16%	128.08%

At period end:
Stockholders’ equity	$144,418	$146,766
Total assets	822,582	793,519
Equity to total assets	17.6%	18.5%
Non-performing assets to total assets	0.19%	0.06%
Non-performing loans to total loans	0.26%	0.09%
Allowance for loan losses to non-performing loans	317.70%	939.58%
Allowance for loan losses to total loans	0.81%	0.79%
Number of full service offices	10	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$584,730	$9,537	6.52%	$551,127	$8,513	6.18%
Investment securities	167,049	2,105	5.04%	176,233	1,818	4.13%
Short-term investments	12,890	156	4.84%	7,334	80	4.36%

Total interest-earning assets	764,669	11,798	6.17%	734,694	10,411	5.67%
Non-interest-earning assets	40,697			41,861

Total assets	$805,366			$776,555

Interest-bearing liabilities:
Savings deposits	$50,545	53	0.42%	$62,205	67	0.43%
LifePath Savings	95,840	979	4.09%	72,524	562	3.10%
Money market	48,294	390	3.23%	51,879	306	2.36%
NOW accounts	35,581	55	0.62%	38,166	21	0.22%
Certificates of deposits	228,583	2,621	4.59%	197,220	1,745	3.54%

Total interest-bearing deposits	458,843	4,098	3.57%	421,994	2,701	2.56%
Borrowed Funds	142,512	1,644	4.61%	151,627	1,611	4.25%

Total interest-bearing liabilities	601,355	5,742	3.82%	573,621	4,312	3.01%
Non-interest-bearing liabilities	56,259			55,645

Total liabilities	657,614			629,266
Equity	147,752			147,289

Total liabilities and equity	$805,366			$776,555

Net interest income		$6,056			$6,099

Net interest rate spread (3)			2.35%			2.66%
Net interest-earning assets (4)	$163,314			$161,073

Net interest margin (5)			3.17%			3.32%
Average interest-earning assets to interest-bearing liabilities			127.16%			128.08%

(1)	Yields and rates for the three months ended March 31, 2007 and 2006 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended March 31,
	2007	2006
Net Income (GAAP)	$502	$1,081
Less: Gain on sale of securities, net	(88)	(40)
Adjustment: Income taxes	35	15

Net Income (Core)	$449	$1,056

Efficiency Ratio (GAAP)	86.2%	73.9%
Effect of gain on sale of securities, net	—	—

Efficiency Ratio (Core)	86.2%	73.9%